Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Mark Tripp Easton-Bell Sports, Inc. (818) 902-5803
EASTON-BELL SPORTS, INC. REPORTS
2009 FIRST QUARTER FINANCIAL RESULTS AND ANNOUNCES EARNINGS CALL
Easton-Bell Sports Reports an Increase in Sales for First Quarter 2009
Van Nuys, CA — May 14, 2009 — Easton-Bell Sports, Inc. (the “Company”), a leading designer, developer and marketer of innovative sports equipment, protective products and related accessories under authentic brands, will discuss its financial results for the fiscal quarter ended April 4, 2009 on a conference call to be held on Friday, May 15, 2009, beginning at 1:00 p.m. Eastern Daylight Time.
Results for the Fiscal Quarter Ended April 4, 2009
The Company had net sales of $184.9 million for the first quarter of fiscal 2009, an increase of $2.8 million, or 1.5% as compared to $182.1 million of net sales for the first quarter of fiscal 2008. The Company’s net sales for the first quarter of fiscal 2009 increased 4.3% on a currency neutral basis, as compared to the first quarter of fiscal 2008.
Team Sports net sales increased $7.0 million, or 6.9% for the first quarter of fiscal 2009, as compared to the first quarter of fiscal 2008. The increase in Team Sports net sales during the quarter related to increased sales of football helmets, ice hockey sticks and reconditioning services, partially offset by lower sales of licensed consumer products and baseball and softball equipment.
Action Sports net sales decreased $4.2 million, or 5.2% for the first quarter of fiscal 2009, as compared to the first quarter of fiscal 2008. The decrease in Action Sports net sales related to reduced sales of fitness products in the Mass channel and reduced sales of components to bicycle manufacturers, partially offset by the introduction of cycling gloves in the Specialty channel.
The Company’s Adjusted EBITDA of $18.1 million for the first quarter of fiscal 2009 decreased $3.6 million, or 16.6% as compared to $21.7 million of Adjusted EBITDA in the first quarter of fiscal 2008. “Despite our ability to grow sales in difficult economic times, our businesses continued to face margin pressure as consumers trade down price points and we work through inventories which do not fully reflect the benefit of recent operational and sourcing initiatives. We remain focused on managing cash to continue to de-lever the Company,” said Paul Harrington, Easton Bell Sports, Inc. President and Chief Executive Officer.
The Company’s net income for the first quarter of fiscal 2009 was $1.0 million, as compared to $2.4 million of net income for the first quarter of fiscal 2008. (A detailed reconciliation of net income to Adjusted EBITDA is included in the section entitled “Reconciliation of Non-GAAP Financial Measures”, which appears at the end of this press release).
Balance Sheet Items
Net debt totaled $432.1 million (total debt of $458.1 million less cash of $26.0 million) as of April 4, 2009, a decrease of $28.3 million over such amount at March 29, 2008. The decrease in net debt is due to an increase in cash of $9.1 million, a decrease in debt and capital lease obligations of $14.2 million and a decrease in revolver borrowings of $5.0 million. Working capital as of April 4, 2009 was $301.0 million, as compared to $270.0 million as of March 29, 2008, with the increase primarily due to the increase in cash and inventories, partially offset by the increase in accounts payable.

About Easton-Bell Sports, Inc.
Easton-Bell Sports, Inc. is a leading designer, developer and marketer of innovative sports equipment, protective products and related accessories under authentic brands. The Company markets and licenses products under such well-known brands as Easton, Bell, Riddell, Giro and Blackburn. The Company’s products incorporate leading technology and designs and are used by professional athletes and enthusiasts alike. Headquartered in Van Nuys, California, the Company has twenty-nine facilities worldwide. More information is available at www.eastonbellsports.com.
“Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995
This press release may include forward-looking statements that reflect the Company’s current views about future events and financial performance. All statements other than statements of historical facts included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of 1995. Words such as “estimates,” “expects,” “anticipates,” “projects,” “plans,” “intends,” “believes,” “forecasts” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events are forward-looking statements.
Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, the Company does not know whether its expectations will prove correct. They can be affected by inaccurate assumptions that the Company might make or by known or unknown risks and uncertainties including: (i) the level of competition in the sporting goods industry; (ii) legal and regulatory requirements, including changes in the laws that relate to use of our products and changes in product performance standards maintained by athletic governing bodies; (iii) the success of new products; (iv) whether we can successfully market our products, including use of our products by high profile athletes; (v) the Company’s dependence on and relationships with its major customers; (vi) fluctuations in costs of raw materials; (vii) risks associated with using foreign suppliers including increased transportation costs, potential supply chain disruption and foreign currency exchange rate fluctuations; (viii) the Company’s labor relations; (ix) departure of key personnel; (x) failure to protect the Company’s intellectual property or guard against infringement of the intellectual property rights of others; (xi) product liability claims; (xii) the timing, cost and success of opening or closing manufacturing facilities; (xiii) the Company’s level of indebtedness; (xiv) interest rate risks; (xv) the ability to successfully complete and integrate acquisitions and realize expected synergies; (xvi) an increase in return rates; (xvii) negative publicity about our products or the athletes that use them; (xviii) the seasonal nature of our business; (xix) failure to maintain an effective system of internal controls, and (xx) other risks outlined under “Risk Factors” in the Company’s 2008 Annual Report on Form 10-K.
These forward-looking statements are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Investors should not place undue reliance on any of the Company’s forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from the Company’s expectations. The forward-looking statements in this press release speak only as of the date of this release and, except as required by law, the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts)

	April 4,	January 3,
	2009	2009
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$26,014	$41,301
Accounts receivable, net	222,464	213,561
Inventories, net	145,077	147,163
Prepaid expenses	8,560	8,183
Deferred taxes	9,126	9,128
Other current assets	9,046	7,605

Total current assets	420,287	426,941
Property, plant and equipment, net	46,168	45,874
Deferred financing fees, net	11,161	12,055
Intangible assets, net	300,466	303,818
Goodwill	203,541	203,456
Other assets	1,015	5,501

Total assets	$982,638	$997,645

LIABILITIES AND STOCKHOLDER’S EQUITY

Current liabilities:
Current portion of long-term debt	$3,350	$12,405
Revolving credit facility	3,000	—
Current portion of capital lease obligations	20	22
Accounts payable	72,684	81,245
Accrued expenses	40,236	50,397

Total current liabilities	119,290	144,069
Long-term debt, less current portion	451,650	443,383
Capital lease obligations, less current portion	119	123
Deferred taxes	40,023	39,794
Other noncurrent liabilities	23,488	23,252

Total liabilities	634,570	650,621

Stockholder’s equity:
Common stock: $0.01 par value, 100 shares authorized, 100 shares issued and outstanding at April 4, 2009 and January 3, 2009	—	—
Additional paid-in capital	342,124	341,197
Retained earnings	12,348	11,373
Accumulated other comprehensive loss	(6,404)	(5,546)

Total stockholder’s equity	348,068	347,024

Total liabilities and stockholder’s equity	$982,638	$997,645

See notes to the consolidated financial statements in the Company’s Form 10-Q for the fiscal quarter ended April 4, 2009.

EASTON-BELL SPORTS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited and amounts in thousands)

	Fiscal Quarter Ended
	April 4,	March 29,
	2009	2008
Net sales	$184,851	$182,139
Cost of sales	124,676	121,119

Gross profit	60,175	61,020
Selling, general and administrative expenses	46,895	43,635
Restructuring expenses	—	175
Amortization of intangibles	3,352	3,352

Income from operations	9,928	13,858
Interest expense, net	8,327	9,797

Income before income taxes	1,601	4,061
Income tax expense	626	1,665

Net income	975	2,396
Other comprehensive income:
Foreign currency translation adjustment	(858)	(821)

Comprehensive income	$117	$1,575

See notes to the consolidated financial statements in the Company’s Form 10-Q for the fiscal quarter ended April 4, 2009.

Reconciliation of Non-GAAP Financial Measures
This press release contains certain financial measures which are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release we have presented a financial measure called Adjusted EBITDA on an actual basis for the fiscal quarter ended April 4, 2009. Accordingly, our presentation of Adjusted EBITDA provides investors with information about the calculation of some of the financial covenants that are contained in our senior secured credit facility. Non-compliance with these financial covenants could result in a default, acceleration in the repayment of amounts outstanding under our senior secured credit facility and a termination of the lending commitments under our senior secured credit facility. Any acceleration in the repayment of amounts outstanding under our senior secured credit facility would result in a default under the indenture governing our outstanding senior subordinated notes. While an event of default under our senior secured credit facility or the indenture governing the notes is continuing, we would be precluded from, among other things, paying dividends on our capital stock or borrowing under the revolving credit facility.
The calculation of Adjusted EBITDA and a reconciliation of that measure to net income, the most comparable GAAP measure, for the fiscal quarter ended April 4, 2009 are set forth below (amounts in thousands):

Net income for the first quarter of 2009	$975

Interest expense, net	8,327
Provision for taxes based on income	626
Depreciation expense	3,370
Amortization expense	3,352

EBITDA for the first quarter of 2009	$16,650

Non-cash compensation charges	927
Other allowable adjustments under the Company’s senior secured credit facility (1)	518

Adjusted EBITDA reported pursuant to the Company’s senior secured credit facility for the first quarter of 2009	$18,095

(1)	Represents actual expenses permitted to be excluded from EBITDA pursuant to the Company’s senior secured credit facility. Such amount represents (i) expenses paid in connection with employee recruitment, relocation and severance and (ii) expense reimbursements to our financial sponsors.
We believe Adjusted EBITDA is an important supplemental measure of operating performance. It eliminates items that have less bearing on our operating performance and thus highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures. We also believe that securities analysts, investors and other interested parties frequently use this financial measure in the evaluation of issuers, many of which present some form of Adjusted EBITDA when reporting their results (although we note that some issuers may define Adjusted EBITDA differently than we define it herein). In addition, our management uses Adjusted EBITDA in order to facilitate operating performance comparisons from period to period, prepare annual operating budgets and assess our ability to meet our future debt service, capital expenditure and working capital requirements and our ability to pay dividends on our capital stock.
Adjusted EBITDA should not be considered as an alternative to net income or operating income as a measure of operating results or cash flows as a measure of liquidity. Adjusted EBITDA has important limitations as an analytical tool, and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. For example, it (i) does not reflect cash expenditures, or future requirements for capital expenditures or contractual commitments; (ii) does not reflect changes in, or cash requirements for, working capital needs; (iii) does not reflect interest expense, or the cash requirements necessary to service interest or principal payments on debt; (iv) excludes tax payments that represent a reduction in cash available; and (v) does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future. Despite these limitations, we believe that Adjusted EBITDA is useful for the reasons described above. To compensate for these limitations, however, we rely primarily on our GAAP results and use Adjusted EBITDA only as supplemental information.

Conference Call Webcast and Dial-in Information
Interested parties may listen to the conference call via webcast at http://phx.corporate-ir.net/playerlink.zhtml?c=190384&s=wm&e=2207582. In addition, interested parties may listen directly to the call by dialing 1-888-396-2369 (within the United States and Canada) or 1-617-847-8710 (outside the United States and Canada). The pass code for the call is 44648403. A replay of the call will be available on May 16 through May 22, 2009 by dialing 1-888-286-8010 (within the United States and Canada) or 1-617-801-6888 (outside the United States and Canada). The pass code for both replay phone numbers is 54060939.